Exhibit 8.1

Linklaters LLP

601 13th St NW Ste 400S

Washington, DC20005

www.linklaters.com

T 202.654.9200

F 202.654.9210

June 6, 2022

Bioceres Crop Solutions Corp.
Ocampo 210 bis, Predio CCT, Rosario
Province of Santa Fe, Argentina

Ladies and Gentlemen:

We have acted as counsel to Bioceres Crop Solutions Corp., a Cayman Islands exempted company (“BIOX”), in connection with the pending merger of BCS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of BIOX (“Merger Sub”) with and into Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of March 16, 2022, by and among BIOX, Merger Sub and the Company (the “Agreement”) and have been requested to render this opinion in connection with the Merger, which is described in a registration statement filed with the Securities and Exchange Commission (“SEC”) on Form F-4 (Registration No. 333-264806) under the Securities Act of 1933, as amended (the “Registration Statement”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Agreement.

In rendering the opinion set forth below, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the (i) the Agreement and the documents referenced therein, (ii) the Registration Statement, including the Proxy Statement/Prospectus forming a part thereof, and (iii) the factual statements and representations made by and on behalf of BIOX, Merger Sub and the Company in their respective officer’s certificates (the “Officer’s Certificates”) dated as of the date hereof and delivered to us for purposes of this opinion, and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (i) all parties to the Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Agreement and such other documents; (ii) the Merger will be consummated pursuant to and in accordance with the terms and conditions set forth in the Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (iii) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of BIOX, Merger Sub, and the Company in the Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates are true, complete, and correct as of the date hereof and will be true, complete, and correct as of the Effective Time (as if made at such times); (iv) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of BIOX, Merger Sub, and the Company in the Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates that are qualified by the knowledge and/or belief of any person or entity are of the date hereof, and will be at all times up to and including the Effective Time, true, complete and correct as though not so qualified; and (v) BIOX, Merger Sub, and the Company will report the Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion.

Additionally, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time , and that all such facts, information, statements and representations can be established to the Internal Revenue Service (“IRS”) or courts, if necessary, by clear and convincing evidence. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the IRS, all as in effect on the date hereof. This opinion represents and is based upon our best judgment regarding the application of the United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published and private rulings, procedures and other administrative releases. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

Based on the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” it is our opinion that, under current U.S. federal income tax law:

1.	The Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

2.	Section 367(a) should not apply to a stockholder’s surrender of Company Common Stock pursuant to the Merger (except in the case of a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) following the transactions contemplated by the Agreement that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)).

Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. Additionally, this opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated, including the accuracy of the representations relied upon by us in rendering the opinion set forth herein.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the discussion of this opinion in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Linklaters LLP
LINKLATERS LLP